Exhibit 10.14.2

[Month, Year] Award

PERFORMANCE SHARE UNIT AGREEMENT

under the

SUNOCO, INC. LONG-TERM PERFORMANCE ENHANCEMENT PLAN III

This Performance Share Unit Agreement (the “Agreement”), entered into as of                      (the “Agreement Date”), by and between Sunoco, Inc. (“Sunoco”) and                      , an employee of Sunoco or one of its Affiliates (the “Participant”);

W I T N E S S E T H:

WHEREAS, the Sunoco, Inc. Long-Term Performance Enhancement Plan III (the “Plan”) is administered by a Committee (the “Committee”) appointed by Sunoco’s Board of Directors, and the Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award (the “Award”) of Performance Share Units (“PSUs”), representing rights to receive shares of Common Stock which are subject to a risk of forfeiture by the Participant; and

WHEREAS, the Participant has determined to accept such Award.

NOW, THEREFORE, Sunoco and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE I

AWARD OF PERFORMANCE SHARE UNITS

1.1	Identifying Provisions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a) Participant	:
(b) Grant Date	:
(c) Number of PSUs	:
(d) Performance Period	:	See Section 1.4 of this Agreement
(e) Form of Payment (cash/stock)	:

Any initially capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

1.2	Award of PSUs. Subject to the terms and conditions of the Plan and this Agreement, the Participant is hereby granted the number of PSUs set forth herein at Section 1.1.

1.3	Dividend Equivalents. The Participant shall be entitled to receive payment from Sunoco in an amount equal to each cash dividend (“Dividend Equivalent”) payable subsequent to the Grant Date, just as though such Participant, on the record date for payment of such dividend, had been the holder of record of shares of Common Stock equal to the actual number of PSUs, if any, earned and received by the Participant at the end of the Performance Period. Sunoco shall establish a bookkeeping methodology to account for the Dividend Equivalents to be credited to the Participant. The Dividend Equivalents will not bear interest.

1.4	Performance Period. The length of the applicable period during which the applicable performance goals must be attained is set forth in Exhibit :

1.5	Performance Goals.

(a) Exhibit              , attached hereto and made a part hereof, sets forth the performance goals that will be applied to determine the amount of the award earned pursuant to this Agreement. These performance goals may be modified by the Committee during, and after the end of, the Performance Period to reflect significant events that occur during the Performance Period.

(b) The number of PSUs and Dividend Equivalents earned will be equal to the amounts awarded multiplied by the applicable Performance Factors. However, the Committee has the discretion to reduce (but not increase) some or all of the amount that would otherwise be payable as a result of the satisfaction of the Performance Goals. In making this determination, the Committee may take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit or individual performance.

1.6	Payment of PSUs and Related Dividend Equivalents.

Payment in respect of the earned PSUs, and the earned Dividend Equivalents related thereto, shall be made to the Participant within two and one-half (2-1/2) months after the Performance Period for such PSUs has ended, but only to the extent the Committee determines that the applicable performance goals have been met.

(1)	Payment in respect of PSUs earned. Except as provided by Section 1.7 hereof, payment for PSUs earned shall be made in shares of Common Stock or cash as set forth in Section 1.1 herein. For PSUs to be paid out in shares, the number of shares paid shall be equal to the number of PSUs earned in accordance with Section 4.6. (“Payment of Share Units and Dividend Equivalent Accounts”) of the Plan; provided, however, that any fractional share of stock shall be distributed as an amount of cash equal to the value of a share of Common Stock under the PSU award on the date such earned PSUs first became payable. For PSUs to be settled in cash, the amount of cash paid will be calculated in accordance with Section 4.6 of the Plan. The number of PSUs earned shall be determined in accordance with the provisions of Exhibit .

(2)	Payment of Related Earned Dividend Equivalents. The Participant will be entitled to receive from Sunoco, within two and one-half (2-1/2) months after the Performance Period, payment of an amount in cash equal to the Dividend Equivalents earned as determined in accordance with the provisions of Exhibit .

Applicable federal, state and local taxes shall be withheld in accordance with Section 2.2 hereof.

1.7	Change in Control.

(a)	Payment of PSUs. In the event of a Change in Control, the Participant’s PSUs and Dividend Equivalents will be paid out in accordance with Section 4.9 (“Change in Control”) of the Plan. The PSUs will be payable to the Participant in cash or stock, as determined by the Committee prior to the Change in Control, as described in Section 4.9 of the Plan. The Dividend Equivalents will also be paid as described in Section 4.9 of the Plan.

Such amount will be reduced by the applicable federal, state and local withholding taxes due, as provided in Section 2.2 hereof.

(b)	Eligibility for Payout. Payout of PSUs and the related earned Dividend Equivalents shall be made to each Participant who is eligible as described in Section 4.9 of the Plan.

1.8	Termination of Employment.

(a)	Death, Disability or Retirement. Upon the occurrence of the Participant’s termination of employment by death, permanent disability or retirement (as each is determined by the Committee) prior to the end of the applicable Performance Period, the Participant will be entitled to receive, at the end of the Performance Period, payment, if any, in respect of the Participant’s PSUs; provided, however, the PSUs, together with the related Dividend Equivalents, will be adjusted in accordance with Section 4.7 (“Death, Disability or Retirement”) of the Plan.

The Participant’s PSUs and the related Dividend Equivalents will remain subject to adjustment for any Performance Factors in accordance with Exhibit              hereto.

(b)	Other Termination of Employment. Except as otherwise provided in Sections 1.7 and 1.8(a) above, or as determined by the Committee, upon termination of the Participant’s employment with Sunoco or one of its Affiliates prior to the end of the applicable Performance Period, the Participant shall forfeit 100% of such Participant’s PSUs, together with the related Dividend Equivalents, and the Participant shall not be entitled to receive any Common Stock, cash or any payment of any Dividend Equivalents regardless of the level of Performance Goals achieved for the respective Performance Periods.

ARTICLE II

GENERAL PROVISIONS

2.1	Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of the PSU award covered by this Agreement and the terms and conditions of the Plan under which such PSUs are granted, the provisions in the Plan shall govern and prevail. The PSUs, the related Dividend Equivalents and this Agreement are each subject in all respects to, and Sunoco and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without such Participant’s consent, of any rights earned or otherwise due to Participant hereunder.

2.2	Tax Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes.

(a)	Payment in Cash. Cash payments in respect of any earned PSUs, and/or the related Dividend Equivalents, shall be made net of any applicable federal, state, or local withholding taxes.

(a)	Payment in Stock. Immediately prior to the payment of any shares of Common Stock to Participant in respect of earned PSUs, the Participant shall remit an amount sufficient to satisfy any Federal, state and/or local withholding tax due on the receipt of such Common Stock. At the election of the Participant, and subject to such rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Common Stock (otherwise payable to Participant in respect of such earned PSUs) having a value, as of the date of such earned PSUs first became payable, sufficient to satisfy the applicable tax obligation.

2.3	Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding.

2.4	Amendment. Except as otherwise provided in Section 1.5 above, this Agreement shall not be amended or modified except by an instrument in writing executed by both parties to this Agreement, without the consent of any other person, as of the effective date of such amendment.

2.5	Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.6	Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL BE GOVERNED EXCLUSIVELY BY AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.

2.7	Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to Sunoco shall be deemed to have been duly given or made upon actual receipt by Sunoco. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a) if to Sunoco:	SUNOCO, INC.
Compensation Committee of the Board of Directors
1818 Market Street, Ste. 1500
Philadelphia, Pennsylvania, 19103
Attention: Corporate Secretary

(b) if to the Participant: to the address for Participant as it appears on Sunoco’s records.

2.8	Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.9	Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

2.10	Forfeiture.

(a)	Notwithstanding any other provision of the Plan or this Agreement, any shares of Common Stock or cash payments received in respect of this Agreement shall be subject to the provisions of Article VI, “Forfeiture,” of the Plan. The Participant hereby acknowledges that such shares of Common Stock or cash payments shall be subject to the provisions of Article VI of the Plan and agrees to be bound thereby and to make any payments to Sunoco that may be required thereunder.

(b)	The Common Stock or cash payments received under this Agreement constitute incentive compensation. The Participant agrees that any Common Stock or cash payments received with respect to this Agreement will also be subject to any clawback/forfeiture provisions required by any the law, in the future, applicable to the Company, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.

SUNOCO, INC.

By:

for the Compensation Committee of the Board of Directors

By:

Participant